REPUBLIC OF NIGER
MINISTRY OF MINES AND ENERGY

----------------------------

                                MINING AGREEMENT

                                     BETWEEN

                              THE REPUBLIC OF NIGER

                                       AND

                       NORTHWESTERN MINERAL VENTURES INC.

                           FOR THE IN GALL CONCESSION

MINING AGREEMENT

BETWEEN:      THE REPUBLIC OF NIGER acting through his Minister of Mines duly authorized and empowered under the Mining Law; (Hereinafter called the "State ")

              ON ONE HAND;

AND           NORTHWESTERN MINERAL VENTURES INC., represented by Mr. Kabir
              Ahmed, duly authorized and empowered by a resolution of its Board
              Directors or any other document acceptable under the legislation of Northwestern Mineral Ventures Inc. confirming of the
              aforementioned authorization and whose original copy is annexed to the Agreement as Appendix I; (Hereinafter called the "Company"

              ON THE OTHER HAND;

In the matter of the Constitution,

Considering the Decree N(degree)93-016 of March 02, 1993 relative to the prospecting, exploration, exploitation, ownership, possession, circulation, trade and the transformation of mineral or fossil substances on the territory of the Republic of Niger and the texts enacted for its application,

Considering the importance which can play the mining sector in the economic development of the Republic of Niger,

Considering the desire for the Government to diversify exploration and mining production in Niger,

Considering the importance of investments necessary for the exploration of the mining substances,

Considering the technical and financial capacities of the Company on one hand and the desire to begin Mining Operations within the limits of the territory of the Republic of Niger on the other hand,

                     IT WAS COVENATED AND AGREED AS FOLLOWS:

TITLE 1 - GENERAL PROVISIONS

FIRST ARTICLE - DEFINITIONS

        For the purposes of the present Agreement, the terms enumerated below will have the following definitions:

"AGREEMENT"

        means present Agreement including any amendments or modifications to it and all its appendices.

"DATE OF FIRST COMMERCIAL EXPEDITION"

        means the date in which was realized the first sale or delivery of
        Products, either in Niger or for the export, with the exception of operations made on a test basis.

"CURRENCY"

        means any freely convertible currency other than the CFA franc, the official currency of the State.

"STATE"

        means the Government of the Republic of Niger, its ministries, departments, directions, bodies and any authorities or national, regional, urban or local communities.

"FEASIBILITY STUDY"

        means a report stating the feasibility of the exploitation of a Ore
        Deposit within the Perimeter and exposing the program for its exploitation, which should include, as a guide but without limitation:

a)      an assessment of the size and quality of the mining reserves;

b)      a determination of the suitability of the Ore to a metallurgical processing;

c)      a planning for the mining operations;

d)      presentation of a program for the construction of the Mine, setting out the details of the works, equipments, installations and supplies required for the commercial production of a ore body or potential
        Deposit as well as estimated costs relating to it, accompanied with forecasts of annual expenditures;

e)      a report on the socioeconomic impact of the Project;

f)      a study of the Project's impact on the environment (soil, water, air, fauna, flora and human settlements) with appropriate recommendations;

g)      set up of a plan related to the marketing of the Products, covering the anticipated points of sale, customers, conditions of sale and prices;

h)      complete financial projections for the period of exploitation;

i)      conclusions and recommendations of the economic feasibility and the calendar for bringing the commercial production on line, taking into account the above listed points, from (a) to (h); and

j)      any other information that the Party performing the Feasibility Study would consider useful to convince any banking or financial institutions to lend the funds necessary for the exploitation of the Deposit.

"DEPOSIT"

        means any Mineral Deposit recognized by a Feasibility Study as being commercially viable.

"MARGINAL DEPOSIT"

        means a Deposit of size and quality known, by a Feasibility Study but deemed economically unprofitable by the Parties.

"LIBOR "

        means inter bank interest rate offered in London for a period of three
        (3) months and quoted by any international bank.

"MINING LAW"

        means the Decree 93-016 of March 02, 1993;

"MINES"

        means:

        a)    any open pits, shafts, tunnels, audits, underground or not, realized or built after the completion of a Feasibility Study and from which the Ore was or will be removed or extracted by any process, in quantity greater than that required for sampling, analysis or evaluation;

        b)    furniture and other installations for the treatment, processing, storage and removal of the Ore and the waste, including residues;

        c)    tools, equipments, machinery, buildings, installations and improvements for the exploitation, transformation, handling and transport of the Ore, waste and materials;

        d)    dwellings, offices, roads, landing strips, power lines, power generating plants, installations of evaporation and drying, piping, railroads and other infrastructures for the above
              purposes.

"ORE"

        means everything extracted from the Deposit containing the Mineral
        Substances.

"MINISTRY"

        means the Ministry responsible for the Mines.

"MINISTER"

        means the Minister responsible for the Mines.

"MINING OPERATIONS"

        means all the operations related to the various stages of the mining activity and including: prospecting, exploration, exploitation, primary processing, physical and chemical concentration of ore and transport of product. The following secondary activities carried out inside the industrial park of the Company and its dependences are included in the mining operations:

              -     the maintenance of machinery and installations,

              -     production, transport, supply of electricity and water,

              -     management of tributaries,

              -     construction and maintenance of access roads,

              -     management of the environment.

"PARTICIPATION OF THE STATE"

        means the participation of the State in the authorized capital of the
        Operating Company as detailed at the article 15 of the Agreement.

"PARTY"

        means the State or the Company.

"PARTIES"

        means the State and the Company.

"PERIMETER"

        means the perimeter defined in the prospecting permit and\or the perimeter defined in the exploitation permit, as the case may be; it can be modified in accordance with the provisions of the Mining Law.

"PRODUCTS"

        means any Ore or any Mineral Substances extracted from the Perimeter for commercial purposes under this Agreement.

"PROJECT"

        means the activities related to the Perimeter and undertaken under this
        Agreement.

"COMPANY"

        means the moral person to whom the prospecting permit has been delivered.

"AFFILIATED COMPANY"

        means every moral person who controls directly or indirectly a Party or is controlled by a physical or moral person who controls a Party. By control shall be understood as the direct or indirect power to influence management and decision making, or to do it by the exercise of voting rights.

"OPERATING COMPANY"

        means the company established between the Parties in accordance to the article 14 of the Agreement for the exploitation and marketing of the
        Mineral Substances include in the exploitation permit.

"MINERAL SUBSTANCE"

        means all concentration of minerals and\or metals.

"THIRD PARTY"

        means every physical or moral person other than contracting Parties and
        Affiliated Companies.

"$ US"

        means dollar of United States of America.

"DOLLARS US"

        means dollars of United States of America.

ARTICLE 2 - OBJECT OF THE AGREEMENT

        The object of this Agreement is specifically to set forth the legal, financial, fiscal, economical, administrative, customs and social general conditions which the Company will proceed with exploration works inside the Perimeter defined in the Prospecting Permit and also for the
        Operating Company for the exploitation within the perimeter defined in the exploitation permit.

ARTICLE 3 - PROJECT DESCRIPTION

        The Project consists of:

        a)    performance by the Company, at its expenses and under its controls and management, of exploration works;

        b)    performance, to the extent that the Company deems appropriate, of a Feasibility Study and, should the Feasibility Study proves positive, mining of the ore body or ore bodies in accordance with the provisions of articles 14 to 16 hereunder.

ARTICLE 4 - COOPERATION

        The State declares its intention to facilitate, according to the regulations in force, all the exploration works which the Company will make by all the means which it deems appropriate. The same will apply for the mining, marketing, processing and refining of the Products by the Operating Company.

ARTICLE 5 - APPLICABLE LAW

        The law applicable to this Agreement is the law of the Republic of
        Niger. It is expressly agreed that throughout the duration of its validity period, the Agreement shall constitute the law between the
        Parties, subject to general provisions of public order.

ARTICLE 6 - EFFECTIVE DATE

        The Agreement shall enter into effect from the date of its approval by decree during a Council of Ministers.

ARTICLE 7 - TERM

        The Agreement is valid from the effective date for a term of thirty (30)
        years. In the event that the useful life expectancy of the Ore Deposit exceeds the term of the Agreement, the Parties should negotiate a new
        Agreement in accordance with the laws and regulations then in effect.
        The Agreement shall terminate, before the expiration of the term, in the following cases:

        a) By written consent of the Parties;

        b) In the event of total renunciation by the Company or by the Operating
        Company of its mining titles, of expiration or withdrawal of the latter in accordance with the provisions of articles 59 and 60 of the Mining
        Law;

        c) In the event of bankruptcy, receivership, disposal of goods or similar collective procedures on the part of the Company or the
        Operating Company.

ARTICLE 8 - SETTLEMENTS OF DISPUTES

8.1     The Parties agree to attempt to settle any dispute or litigation arising from the interpretation or application of the Agreement by mutual consent in Niger.

8.2     The Parties agree to submit any dispute or litigation relating exclusively to technical matters that cannot be settled by mutual consent, to an expert of a nationality other than those of the Parties, known for his/her technical expertise, and selected jointly by the
        Parties. The decision of this expert shall be handed down within sixty
        (60) days following his/her appointment and shall be final and without appeal. In the event of disagreement between the Parties on the designation of the expert, the Parties shall resort to arbitration in accordance with

        the provisions of the article 8.3 hereunder. The cost of the technical arbitration shall be shared equally between the Parties.

8.3     Subject to the provisions of articles 8.1 and 8.2 above, any dispute or litigation relating to the Agreement shall be settled by arbitration in accordance with the title IV of the treaty concerning the harmonization of the corporate law in Africa (OHADA treaty).

8.4     On the assumption that an arbitration subjected to the regulation of the
        Common Court of justice and arbitration would be impossible for reasons outside the will of Parties, any disagreement relating to the Agreement that should initially have been subjected to the regulation of this
        Court, will be solved definitively in accordance with the arbitration regulation of the International Chamber of Commerce ( ICC) of Paris.

8.5     However, the Niger government undertakes to do anything which could hinder the procedures included in the Agreement for the regulation of disagreement.

8.6     The language of the arbitration will be the French language.

TITLE II - EXPLORATION WORK

ARTICLE 9 - ISSUE OF EXPLORATION PERMITS TO THE COMPANY

9.1     Within (30) days following the effective date of the Agreement and upon presentation of an application in accordance with the requirements of the Mining Law, the State shall issue an exploration permit to the
        Company for the Perimeter defined in appendix IV.

9.2     The exploration permit will grant the Company all the rights given under the Mining Law for exploration permits, while binding it to the associated obligations.

9.3     In any event, as soon as the exploration permit is issued, the Company is required to open an office in Niger to co-ordinate the exploration work covered by the Agreement. The Company's office manager in Niger shall be given sufficient power to decide on any issue relating to the exploration work which may be considered part of the day-today operation of such work.

ARTICLE 10 - WORK SCHEDULE AND EXPLORATION EXPENSES

10.1    During the first period of validity of its exploration permit, the
        Company undertakes to:

        -     to carry out within the Perimeter, the exploration work program provided at appendix VI of the Agreement,

        -     to spend a minimum amount equal to two millions two hundred thousand (2 200 000) dollars US for the realization of these works as follows:

              First Year:                   US $ 200 000
              Second Year:                  US $ 600 000
              Third Year:                   US $ 1 400 000

10.2    For each subsequent period of validity, the Company shall submit to the
        Minister its proposals for exploration work and expenditures at each renewal period of its exploration permit.

10.3    Assays of samples

        The Company is bound to notify the appropriate departments of the
        Ministry of its desire to analyze samples collected during exploration work. Such notification shall include: the number and weight of samples and the references of the assaying laboratory. A witness sample shall be kept in Niger by the Company. Assays on samples collected during exploration shall be performed in Niger to the extent that the services are available at competitive prices, quality quantity and acceptable delivery time. Without these conditions, the analyses can be made abroad. The export of any sample is subject to a prior authorization by the relevant departments of the Ministry. All the assay results with its positioning, which have to include multi elements, shall be communicated to the Ministry on digital support.

10.4    The Company shall use local services for drilling, geophysics, geochemistry, geology, assays, etc. as far as these services are available at competitive prices, quality, and acceptable delivery time.

10.5    Exploration expenditures shall consist:

        -salaries, wages and miscellaneous expenses of the personnel engaged in exploration work relating to the Perimeter on the basis of hours actually worked;

        -depreciation of equipment belonging to the Company used in exploration work relating to the Perimeter. This depreciation shall be equal to the difference between the initial value of such equipment and the market value or surrender value thereof after its use for the work within the Perimeter. The amount of the aforesaid depreciation shall be allocated in a proportionate manner when it is used on several projects;

        -expenses incurred in Niger in the execution of research works:
         services and consumables;

        -expenses incurred abroad for the performance of exploration work:
         goods and services;

        -expenses incurred abroad at flat rate of ten percent (10%) on overheads incurred in Niger;

        -duties, income tax, royalties, taxes, levies and contribution paid in
         Niger relating to exploration work within the Perimeter.

        For the purpose of auditing these expenditures, accounting shall be organized in such a way to distinguish exploration expenses from administration expenses.

SECTION 11 - INFORMATION GATHERED DURING THE PERFORMANCE OF EXPLORATION WORK

11.1    Throughout the period of validity of the exploration permit or of any subsequent extension thereof, the Company shall submit to the State all reports, maps, drilling logs, airborne survey data and all raw data which it has acquired during the exploration period.

11.2    The reports and data mentioned in section 11.1 above shall become the property of the State upon their receipt. However, they can be divulged by the State to Third Parties only in accordance with the Mining Law.

SECTION 12 - WAIVER OF THE EXPLORATION PERMIT

12.1    The Company may, in accordance with the Mining Law, waive its exploration permit in whole or in part for justifiable technical reasons or in the event of force majeure. One such justifiable technical reason, for example, would be if the results of exploration after at least one year of work as described in appendix VI, failed to yield clear encouragement for the continuation of exploration work within the
        Perimeter.

12.2    In the event of a total renunciation of the exploration permit for reasons other than those outlined in the preceding paragraph, the State shall recover all its rights. The amount of all exemptions granted to the Company in accordance with the provisions of the Mining Law shall be updated on the date of receipt of the application for renunciation. The
        Company shall reimburse the State the updated amount of these exemptions within sixty (60) days of the date of receipt of the application for renunciation.

SECTION 13 - FEASIBITY STUDY AND MARGINAL DEPOSITS

13.1    The Company shall carry out a Feasibility Study in accordance with
        Section 3 above. If, at the conclusion of the exploration work within he
        Perimeter, the Company has discovered only a Marginal Deposit, the State may extend the validity of its permit to the perimeter of the said deposit as outlined by the Feasibility Study, in accordance with section
        29 of the Mining Law and at the request of the Company.

13.2    However if, the State considers that the conditions for mining the deposit are all met, or if it does not agree that the deposit is not marginal, it may ask the Company to proceed to the mining phase in accordance with the provisions of

        articles 14 to 16 hereunder. Without a response from the Company within a period of ninety (90) days following the date of receipt of the request from the State, or in the event of a negative response, the
        State shall have the right to mine the deposit alone or in association with Third Parties. The exploration expenses incurred by the Company shall be reimbursed during the mining phase in accordance with provisions to be agreed upon mutually between the Parties.

PART III  MINING OPERATIONS

ARTICLE 14 - OPERATING COMPANY

14.1    In the event of the discovery of a Deposit within the Perimeter of the exploration Permit, an Operating Company shall be duly incorporated in accordance with legislation governing the status of Companies in the
        Republic of Niger. The Operating Company shall have as objectives, the extraction, processing and marketing of the Mineral Substances for which its permit is granted.

14.2    The State shall, in accordance with the Mining Law, grant the Operating
        Company an exploitation permit within the perimeter of the exploration permit.

14.3    The Parties shall decide upon the corporate name of the Operating
        Company upon its incorporation. The head office of the Operating Company shall be situated in the Republic of Niger, at a location selected by mutual decision of the Parties.

ARTICLE 15 - PARTICIPATION OF THE STATE

15.1    It is agreed that, in accordance with the Mining Law, ten per cent (10%)
        of the capital of the Operating Company shall be allotted to the State, without any financial contribution on its part, as initial free interest.

15.2    In the event of an increase in the capital of the Operating Company, decided upon by an Extraordinary General Meeting of the shareholders, ten per cent (10%) of the new shares shall be allotted to the State in order to maintain the percentage of its initial interest mentioned in article 15.1 above. The State shall have no obligation by virtue of its interest mentioned in article 15.1 above to contribute to the cost of exploration, Feasibility Studies or the development costs of the
        Deposit.

15.3    The State or any other governmental body which it will designate shall subscribe in numerary a maximum of twenty per cent (20%) of the authorised capital of the Operating Company at the time of its incorporation. Failure by the State to subscribe to the authorised capital of the Operating Company at the time of its incorporation shall cause the State to lose its right of subscription. The Company will then hold all the shares of the Operating Company Company, less the ten per cent (10%) interest allotted to the State by virtue of article 15.1 above.

15.4    The shares issued to the State by the Operating Company shall be of the same type as those issued to its principal shareholder and, subject to the provisions of articles 15.1 and 15.2 above, shall carry the same rights and obligations

15.5    The State's interest in the authorised capital of the Operating Company by virtue of section 15.3 above obliges it, as of the date of incorporation of the Operating Company, to contribute in numerary proportionally to its interest, to all the financial commitments of whatsoever nature, contribution of capital, advances by shareholders, bank loans and other borrowings costs, disbursements and losses.

15.6    The State's interest entitles it to a corresponding percentage of all distributed income.

15.7    It is understood that the Parties shall assist one another in seeking financing for the mining project and shall, in accordance with international practice, provide all the information requested by financial institutions. However, the present clause shall not have the effect of imposing upon a Party the obligation to guarantee loans other than its own. The Parties agree that the part or all of the financing for the development and mining of any Deposit(s) may be negotiated and arranged by the Company with a bank or other financial institution on the best, most reasonable and most competitive conditions available.

ARTICLE 16 - TREATMENT OF EXPLORATION EXPENSES

16.1    Exploration expenses incurred by each Party for exploration work within the perimeter of the permit shall be updated as of the date of issue of the mining permit. The terms of the update shall be mutually agreed upon by the Parties.

16.2    The expenses incurred by the Company for the exploration work within the perimeter of the permit shall be calculated in accordance with the provisions of article 10.4 of this Agreement.

16.3    Any expenses have been claimed by the State.

16.4    Exploration expenses incurred by the State and by the Company shall be entered as initial capital costs. The method of reimbursement of such expenditures shall be mutually agreed upon between the parties.

ARTICLE 17 - CESSATION OF THE MINING OPERATION

        If the Operating Company contemplates a cessation of its operations for any reason whatsoever, it shall notify the Minister in writing with supporting documentation. At that time, the Parties shall meet to decide upon the appropriateness of such a measure, without prior interruption of the mining operations.

        The Operating Company may interrupt its activities if the Minister does not authorise the cessation within a period of thirty (30) days following the date of receipt of the written notice from the Operating
        Company. This time period may be reduced to five (5) days in the event of a temporary shut-down. It remains understood that in the event of case of force majeure as outlined in article 32 hereunder, a temporary shut-down may immediately follow upon the written notice to the
        Minister. The authorisation shall not be unreasonably withheld.

PART IV - RIGHTS, OBLIGATIONS AND ADMINISTRATION

ARTICLE 18 - PURCHASING AND PROCUREMENT

        The Company, the Operating Company and their sub-contractors shall, as far as possible, use services and raw materials from local sources, as well as products manufactured in Niger, to the extent that such services, raw materials and products are available on competitive prices, quality, guarantees and delivery time.

SECTION 19 - EMPLOYEMENT OF NATIONAL PERSONNEL

19.1    Throughout the term of the Agreement, the Company and the Operating
        Company undertake to:

        a) give hiring priority to native personnel of Niger so as to allow them access to all jobs of which they are capable, at whatever levels;

        b) in consultation with the appropriate State authorities, set up a training and promotion programme for native personnel of Niger;

        c) gradually replace qualified expatriate personnel by nationals who have acquired the same qualifications on the job;

        d) provide accommodation for workers on the site in conditions of health and hygiene which would comply with the current or future regulations;

        e) comply with health legislation and regulations as provided for by current or future texts;

        f) comply with current or future labour legislation and regulations texts, particularly with respect to general working conditions, remuneration plan, prevention and remedy of labour-related accidents and occupational diseases, as well as to professional associations and unions;

        g) contribute to the training of personnel in the Department of Mines and Geology, by making available to the Ministry the sum of twenty thousand Dollars (US $ 20 000) each year. The first payment is to be made thirty (30) days following the effective date of the Agreement and is to be repeated each year on its anniversary date throughout the term of validity of the exploration permit. This contribution shall be accounted under the heading of the exploration expenditures mentioned in article 10 above.

19.2    From the date of issue of the mining permit, the Operating Company undertakes to contribute to:

        a) the installation, expansion or improvement of a medical and educational infrastructure at a reasonable distance from the Deposit, to meet the normal needs of the workers and their families;

        b) the organisation of local recreational facilities for its personnel.

19.3    The State undertakes to provide the Company, the Operating Company and their sub-contractors with the necessary authorisations allowing workers to work overtime and to work at night or during non-working days or holidays, in accordance with current legislation.

19.4    The State undertakes not to enact any measure in the matter of labour or social legislation which may be considered discriminatory against the
        Company, the Operating Company and their sub-contractors or their personnel, relative to those measures applying to companies carrying on similar activities in Niger.

SECTION 20 - EMPLOYMENT OF EXPATRIATE PERSONNEL

20.1    The Company, the Operating Company and their sub-contractors can hire expatriate, whether national or foreign, may not be available for the efficient performance of their Mining Operations, personnel. The State will facilitate the obtaining of the permits and authorisations required for the expatriate personnel, including entry and exit visas, work permits and residence permits.

20.2    The State undertakes, throughout the term of the Agreement, not to engage or to promulgate, with respect to the Company, the Operating
        Company and their sub-contractors, any measure implying a restriction to the conditions in which the current or future legislation that allows:

        a) the entry, stay and exit of expatriate personnel of the Company, the
        Operating Company or their sub-contractors, together with their families, as well as the import and export of their personal effects;

        b) subject to the provisions of article 20.1 above, the hiring and dismissal by the Company, the Operating Company and their
        sub-contractors of the persons of their choice, whatever their nationality or the nature of their professional qualifications;

20.3    The State, however, reserves the right to forbid the entry and stay of citizens of countries hostile to the Republic of Niger and of individuals whose presence would tend to compromise security, law and order.

SECTION 21 - GENERAL WARRANTIES GRANTED BY THE STATE

21.1    The state warrants to the Company and to the Operating Company the stability of the general, legal, administrative, customs and excise, economic, financial and fiscal conditions provided by the Agreement.
        Throughout the term of the Agreement, the rates as specified in the
        Agreement, the tax base and the rules for the collection of duties and taxes shall remain as on the effective, unless meanwhile the rates were lowered, in which case the Company and the Operating Company shall, upon their request, benefit from the new rates.

21.2    The State warrants to the Company, to the Operating Company and to their sub-contractors and to their personnel that they will never in any way become the object of any unfavourable legal or administrative discrimination in fact or in law.

21.3    The State warrants to the Company, the Operating Company and their sub-contractors that all the authorisations and administrative measures necessary to facilitate the performance of the exploration and mining work will be respectively granted and taken as expeditiously as possible subject to legislative and regulatory provisions in force.

21.4    The State warrants to the Operating Company and its sub-contractors that all administrative authorisations will be issued as expeditiously as possible to facilitate the marketing of the Products. It remains understood that the Operating Company may negotiate the marketing of the
        Products with a specialist company. It shall, however, remain the sole party responsible for this operation toward the State and shall submit to the State any prospective sales contract.

SECTION 22 - FISCAL AND CUSTOMS PROVISIONS

22.1    EXPLORATION PHASE

        With the exception of the following duties, royalties and the taxes, the
        Company is exempt from all other royalties, duties and taxes:

              (A)   FIXED DUTIES:

                    - award or renewal                  300 000 F CFA
                    - transfer                          400 000 F CFA
                    - extension                         700 000 F CFA

              (B)   ANNUAL SURFACE RIGHTS:

                    - first term of validity            100 F CFA/km(2)
                    - second term of validity           200 F CFA/km(2)
                    - third term of validity            400 F CFA/km(2)
                    - extension                         500 F CFA/km(2)

              (C)   VALUE ADDED TAX (VAT):

                    The Value Added Tax (VAT) at the rate of nineteen per cent
                    (19%) only on the provision of services associated with
                    administrative operations.

              (D)   INCOME TAX PAYABLE BY EMPLOYEES:

                    Income tax payable by employees with the exception of the
                    Company's expatriate employees, whose activities are
                    exclusively linked to the Agreement. Sub-contractors shall benefit from the same tax advantage for their expatriate
                    employees in the same circumstances.

              (E)   DIFFERENTIAL TAX ON MOTOR VEHICLE (VIGNETTE)

                    The tax on motor vehicle, with the exception of field
                    vehicles.

              (F)   SINGLE TAX ON INSURANCE CONTRACTS

                    The single tax on insurance contracts, with the exception of field vehicles.

              (G)   REGISTRATION FEE OF FIVE PERCENT (5%)

              (H)   DUTY STAMP ON MATRICULATION AND ESTATE PUBLICITY

22.2    OPERATIONS PHASE

22.2.1  With the exception of the following duties, royalties and taxes, the
        Company is exempt from all other royalties, duties and taxes:

              (A)   FIXED DUTIES

                    - award or renewal            1 000 000 F CFA
                    - transfer                    2 000 000 F CFA
                    - extension                   2 500 000 F CFA

              (B)   ANNUAL SURFACE RIGHTS:

                    - first term of  validity     100 000 CFA/km(2)
                    - second term of validity     100 000 CFA/km(2)
                    - extension                   150 000 CFA/km(2)

              (C)   MINING ROYALTY

                    The Mining Royalty at the rate of the rate five and one half per cent (5.5%) of the F.O.B. value of the final Product.

              (D)   REGISTRATION FEES:

              (E)   DUTY STAMP, MATRICULATION AND PUBLICITY TAX.

              (F)   PROPERTY TAX

                    This tax is due for all buildings belonging to the Company, to the exclusion:

                    1. Installations with industrial usage and their
                    dependences, stores, garages, quarries, grounds;

                    2. Buildings allocated to social activities (hospitals,
                    dispensaries);

                    3. Buildings for school and professional training;

                    4. Non inhabited houses;

                    The tax will be due at a rate of 1% for houses available
                    free to the staff and at the rate of 2.5% for buildings not exempted under points 1.2.3.4. above.

              (G)   TAX ON THE CLASSIFIED ESTABLISHMENTS.

              (H)   INCOME TAX PAYABLE BY EMPLOYEES.

                    The Operating Company will pay the State income tax owed by his (her) employees, retained at the source in accordance to the regulations in force. The clause of stability does not apply to this tax.

              (I)   TAX ON INDUSTRIAL AND COMMERCIAL PROFITS:

                    The Tax on Industrial and Commercial Profits at the rate of thirty five per cent (35%), which will be calculated in
                    accordance with fiscal regulations in force in Niger. The
                    depreciation rates applicable for the calculation of the Tax on Industrial and Commercial Profits are shown in Appendix
                    II. The Operating Company is exempted from the tax on
                    industrial and commercial profit during five (5) years for large mines and two (2) years for small mines from the date of the first production.

              (J)   INCOME TAX ON REAL ESTATE:

                    The income tax on real estate at the rate of ten per cent
                    (10%).

              (K)   DIFFERENTIAL TAX ON MOTOR VEHICLES (VIGNETTE)

                    This tax is due, with the exception of heavy equipment and all other vehicles used specifically for the Mining
                    Operations.

              (L)   SINGLE TAX ON INSURANCE CONTRACTS:

                    This tax is due, with the exception of contracts for
                    operations relating to industrial installations whatever the place of subscription.

              (M)   VALUE ADDED TAX

                    The VAT is due to the rate nineteen per cent (19%), in
                    accordance to current fiscal legislation at the date of
                    signature of the Agreement. However and without prejudice to the regulations at appendix III, are exempted from the VAT:

                        o   the electric energy supplied and produced.

                        o   the contract services of all kinds relating to the
                            mining Operations of a value equal or over 500 000 F
                            CFA for each individual contract.

22.2.2  Interest and other expenses from funds borrowed by the Operating Company for equipment or operations are exempt from all taxes and levies whatsoever.

22.3    CUSTOMS REGULATIONS

22.3.1  Throughout the term of the Agreement, goods, materials, supplies, machinery and equipment and spare parts intended directly for the Mining
        Operations, as well as petroleum products used in fixed plant, are exempt from all duties and taxes collectable on entry, including Value
        Added Tax (VAT), but at the exclusion of the statistical tax at the rate of one per cent (1%).

        The list of goods, materials, supplies, machinery and equipment, and spare parts, intended directly for the Mining Operations, as well as petroleum products used in fixed plant, is given in Appendix III. With respect to this list, it is specified that the exemption shall not apply to goods, materials and products similar to those manufactured in Niger.

        The exemption is subject to the completion of the following formalities by the Company, the Operating Company or their suppliers:

        1) The Company or the Operating Company shall draw up a statement certifying, on its own authority, that the goods, materials, supplies, machines and equipment

        acquired or imported are intended for use in the mining activities undertaken by the Company or the Operating Company.

        This certification, drawn up in quadruplicate (4 copies) and stamped by the Director of Mines, shall define the goods to be exempted and indicate their reference or category in the list of Appendix III. The certification implies the undertaking by the Company and the Operating
        Company to pay all dues and penalties which would become payable in the event that the goods were not assigned to the designated tax or duty exempt use, or were transferred without prior payment of such dues.

        One copy is retained by the Depatment of Mines and another by the
        Company or the Operating Company as a bookkeeping voucher. One copy is delivered to the supplier and the remaining copy to the Customs
        Administration in the case of imported goods listed in Appendix III.

        2) The Company, the Operating Company and the suppliers of goods shall keep their books in such a way as to show distinctly:

              - matters falling into the category of exemptions

              - matters subject to duties and taxes.

        3) Suppliers of goods and equipment may enter in their books as matters falling into the category of exemptions, only those transactions for which they can produce the stamped certification mentioned above.

22.3.2  Goods not consumable at one time may be placed under the temporary admission regime, free of all entry duties and taxes, including Value
        Added Tax, but exclusive of the statistical tax.

        In the event that goods or equipment placed in temporary admission cease to be directly allocated to the Mining Operations of the Company or the
        Operating Company, the latter is required immediately to pay the duties and taxes which will be calculated in accordance with the Customs regulations in effect.

22.3.3  In the event of re-sale in Niger of items imported duty-free by virtue of the preceding provisions, the Company, the Operating Company and/or their Affiliated Companies with respect to their authorised activities, and their sub-contractors or personnel, shall advise the State of the same, and shall remain liable for the payment of duties on the re-sold articles. The articles shall be assessed at their true market value in accordance with the legislative and regulatory provisions in effect.

22.3.4  Upon export, Products are exempt from all export duties and taxes, from all taxes on export revenues, and from all other fees collectable on exit from the country, throughout the entire period of validity of the
        Agreement.

22.3.5  In accordance with the Customs code, expatriate personnel of the Company or the Operating Company shall benefit from exemption from duties and taxes on the import of their personal effects.

22.3.6  Upon re-export, materials and equipment which have been used for the performance of exploration, mining and mineral processing work shall be exempt from all export duties and taxes normally due.

ARTICLE 23 - ECONOMIC PROVISIONS

23.1    The State undertakes, throughout the term of the Agreement, not to engage or to promulgate, with respect to the Company, the Operating
        Company and their sub-contractors, any measure implying a restriction to the conditions in which the current or future legislation that allows:

        a) subject to the provisions of article 18 above, the free choice of suppliers;

        b) free importation of goods, materials, machines, equipment, spare parts and consumables;

        c) free export of Products;

        d) free marketing with any bona fide Company;

        e) freedom of movement throughout Niger of goods and materials of the
        Company, the Operating Company and their sub-contractors, as well as all substances and Products derived from the exploration and mining activities.

        The selling price of the Products shall be expressed in US Dollars.

23.2    The Company or the Operating Company shall not enter into any agreement with an Affiliated Company at conditions more advantageous to the
        Affiliated Company than those negotiated with any third Party.

23.3    If, during or at the conclusion of its mining operations in Niger, the
        Operating Company decides to cease its activities, it may only transfer its facilities, machineries and equipment to any Third Party after granting the State pre-emptive right on the goods at their appraised value at the time of such decision.

ARTICLE 24 - FINANCIAL CONDITIONS

24.1    Subject to the currency exchange regulations in effect in Niger, the
        State guarantees to the Company, the Operating Company and their sub-contractors, throughout the duration of the Agreement:

        a) free conversion and transfer of funds for the settlement of all debts
        (principal and interest) associated with the Mining Operations in Niger, in favour of foreign creditors;

        b) free conversion and transfer of net profits to be distributed to foreign shareholders, after payment of all applicable taxes and levies;

        c) free conversion and transfer of proceeds from the sale of assets, after payment of applicable taxes, duties and levies.

24.2    The Company, the Operating Company and their sub-contractors shall be authorised to open a foreign currency bank account in Niger.

24.3    The State guarantees the free conversion and overseas transfer of the savings made on their salaries or the proceeds from the winding-up of any investments in Niger, or from the sale of personal effects in Niger, by the expatriate personnel of the Company and its sub-contractors.

ARTICLE 25 - LAND AND MINING GUARANTEES

25.1    The State guarantees to the Company and to the Operating Company occupancy and use of all lands necessary for the exploration and mining of the Deposit(s) covered by the exploration and/or mining permits under this Agreement, both within and outside the Perimeter, in the conditions provided for by the Mining law.

25.2    In order to achieve the objectives of this Agreement, the Company or the
        Operating Company may use materials which have been recuperated in the course of the work, and the natural elements (e.g. surface and underground water) found within the limits of the Perimeter of the exploration or mining permit, in accordance with the provisions of articles 64 and 114 of the Mining law.

ARTICLE 26 - EXPROPRIATION

        The State undertakes not to expropriate the Company or the Operating
        Company of any of their goods or assets. Their facilities may only be expropriated in most exceptional circumstances, subject to indemnification as determined by an administrative or arbitration tribunal.

ARTICLE 27 - PROTECTION OF THE ENVIRONMENT AND REHABILITATION OF THE MINE SITE

        The exploitation of any new deposit is subjected to a preliminary execution of an environmental impact according to the environmental legislation in force at the effective date of the agreement.

   The Company undertakes to take the necessary measures for the environmental protection connected to Mining Operations. Are mainly concerned:

   -    the protection of natural sites,

   -    the preservation of the health and safety of the neighbouring population and more generally public health,

   -    the conservation of the fauna and the natural flora implanted locally,

   -    the protection of the natural resources

   The measures taken should be in conformity with the requirements stipulated by the current environmental legislation at the effective date of the
   Agreement or, otherwise be considered acceptable practices by the mining industry.

   Commitments to be taken by the Company concern more particularly the following points:

   -    to execute mining operations in accordance with the mining legislation and acceptable practices;

   -    to carry out throughout the mining period, periodic quality tests of the water, soil and air within the Perimeter and adjoining areas;

   -    to manage the way soils and rocks are manipulated so as to assure the stability of the grounds without adverse consequences on the drainage regime, the quality of surface water, deposition of sediments, creation of non secure dams and protection against erosion;

   -    to control any discharge of solutions that because of their origin might contain polluting substances from soils, air and water;

   -    to manage water drainage in order to prevent their pollution outside the
        Perimeter and beyond the Mining Operations period;

   -    to manage in a effective and proper way, all the industrial waste produced by Mining Operations in the allocated zones, proposed by the
        Company and approved by the public institution responsible for the environmental protection, to avoid their dispersal in the natural environment;

   -    to rehabilitate the sites after their exploitation by the control of the zones disrupted by Mining Operations and their topographic configuration adapted to local climatic conditions to minimize as possible a natural degradation;

   -    to install a surveillance system allowing the control of the measures implemented and their efficiency in the limitation of the residual impacts on the rearranged sites and their evolution, in accordance with the current environmental legislation at the effective date of the
        Agreement;

   -    to respect a probationary 5 year period of surveillance after the Mining
        Operations, However, the responsible institution could decide to lighten or terminate the surveillance before the end of the period.

Any harmful infringement on the environment, on the health and on the safety of the neighbouring populations resulting from the non compliance by the Company, engages this one.

ARTICLE 28 - TREASURES AND ARCHAEOLOGICAL EXCAVATIONS

28.1    All archaeological riches, treasures and any other element deemed to be of value and discovered during the performance of the works shall remain the exclusive property of the State. Such discoveries shall be declared immediately by the Company or the Operating Company to the appropriate authority of the State.

28.2    If the Perimeter contains archaeological excavations or becomes subsequently the site of such excavations, the Company or the Operating
        Company undertakes to carry out its work in such a manner as not to impede on it.

ARTICLE 29 - TRANSFER - NEW PARTIES

29.1    The Company or the Operating Company may, with the written authorisation of the State and subject to the provisions of the Mining law, transfer its rights and obligations under the Agreement as well as its exploration and mining permits, to other corporate bodies.

        The State's consent will be granted if its interests are not compromised. In that case, the transferees shall take on all the rights and obligations of the transferor arising from the Agreement, as well as those derived from the exploration and mining permits.

        At the time of transfer by the Company or the Operating Company of all the rights and obligations acquired under the Agreement and/or the exploration and/or mining permits, the proceeds of the transaction shall be determined for taxation purposes in accordance with generally recognised financial techniques, and shall be taxed, if appropriate, at the time of the transaction, in accordance with fiscal legislation in effect in Niger.

        In case of transaction on the exploration results or on a deposit discovery before its mining, the Company undertakes to give 10% of the transaction proceeds to the State.

29.2    The State's consent shall be obtained for a shareholder in the Operating
        Company to sell, assign or transfer to a Third Party all or some of the shares of the authorised capital of the Operating Company. The State's consent shall be granted if its interests are not compromised.

        Once this consent is obtained, the proceeds of the transaction shall be determined for taxation purposes, in accordance with generally recognised financial techniques and, in accordance with fiscal legislation in force in Niger.

29.3    The State shall have the pre-emptive right over any potential acquirer to acquire the shares in the Operating Company which a shareholder wishes to sell, at the same price, terms and conditions. This pre-emptive right shall be exercised by the State and the transaction concluded within a period of sixty (60) days from the date of receipt of a written notice from the Operating Company to the effect that one of its shareholders wishes to dispose of its shares.

        If, within this period of sixty (60) days, no response has been given by the State, or no transaction has been concluded, the pre-emptive right of the State in respect of this transaction shall be null and void.

29.4    The Company or the Operating Company shall have the same pre-emptive right as that of the State in article 19.3 above, for the purchase of shares in the event that the State should decide to sell all or part of its holding.

        Notwithstanding the provisions of the previous paragraph, the State's shares or holdings may be assigned or transferred, without restriction, on a priority basis to companies of Niger in which the State holds an interest, or to nationals of Niger or companies incorporated under the laws of Niger and controlled by the citizens of Niger.

ARTICLE 30 - MODIFICATION

        Any clause which is not covered in this Agreement may be proposed by one or the other of the Parties and shall be reviewed with care. Any request for modification addressed to one of the Parties must be answered or negotiated within thirty (30) days following its receipt. Each Party shall strive to reach a mutually acceptable solution and, if appropriate, the said clause shall form the subject of an addendum approved by an order in Council of Ministers and attached to the
        Agreement.

ARTICLE 31 - NO WAIVER, PARTIAL NULLITY, RESPONSIBILITIES

31.1    NO WAIVER

        Except in the case of explicit or implicit waiver by the Parties in the cases specified above, failure by the State or the Company or the
        Operating Company to exercise all or any of their rights and prerogatives does not signify a waiver of such rights and prerogatives.

31.2    PARTIAL NULLITY

        If, by mutual agreement of the Parties, any provision of the Agreement is declared or deemed to be void and non applicable in whole or in part, for any reason whatsoever, this shall not void the Agreement which shall remain in force.

31.3    RESPONSIBILITIES

        The Company, the Operating Company and their sub-contractors must take out all mandatory insurance policies in accordance with insurance plans in force in Niger.

ARTICLE 32 - FORCE MAJEURE

32.1    A Party is not held responsible for the non execution of some of its obligations as far it proves that:

        - the non execution was due by a hindrance beyond his control, impossible to prevent and foresee its effects on the execution of the
        Agreement and,

        - it would not have been able to reasonably avoid or solve this hindrance or, to say the least, its effects.

32.2    A hindrance as indicated a the article 32.1 above can result from the events hereunder, this enumeration being not limitative:

        a)  declared or not declared war, civil war, riots, revolutions, acts of piracy, sabotages,

        b)  natural cataclysm such as violent storms, cyclones, earthquakes, tidal wave, floods, destruction by lighting,

        c)  explosions, fires, destruction of machines, factories and installations whatever they are,

        d)  boycotts, strikes , lockout whatever the way, strikes of zeal, occupations of factories and premises, interruption of work by the staff of the Company asking the exemption of its responsibility,

        e)  licit or illicit acts by the authority, with the exception of those a Party assumes the risk under the terms of the Agreement.

32.3    Immediately as the hindrance and its effects on its aptitude to carry out its obligations are known, the Party which asks the exemption of its responsibility will inform as soon as possible the other Party about this hindrance and its effects on the execution of its commitments. An announcement will be also given at the expiration of the reason for the release of responsibility.

32.4    The motive of the responsibility exemption comes into effect from the moment of the hindrance occurs or, if the announcement is not given in due course. By not giving this announcement the Party is liable to damages which otherwise could have been avoided.

32.5    A motive of responsibility exemption under the present clause, exempts the failing Party from the payment of damages, fines and other contractual penalties, with the exception payment of interest on due sums.

32.6    Besides, it suspends the delay of execution during a reasonable period, consequently excluding the eventual right of the other Party to cancel the

        Agreement. For the determination of a reasonable period, will be taken into account the capacity of the failing Party to resume its execution and the interest of the other Party to benefit from this execution in spite of the delays. The other Party can suspend the execution of its own obligations while waiting for the execution of the obligations of the failing Party.

32.7    If the motives of the exemption go beyond one (1) year, one Party or the other will have the right to cancel the Agreement through a notification.

32.8    Every Party can keep what it has obtained through the execution of the
        Agreement before its termination. Every Party is accountable towards the other for any enrichment unrelated to this execution. The final payment shall be done immediately.

ARTICLE 33 - BOOKKEEPING, AUDITS AND REPORTS

33.1    The Operating Company undertakes, throughout the term of the Agreement:

        a) to keep detailed accounts in accordance with the chart of accounts in force in Niger, together with supporting vouchers attesting its accuracy. The books shall be open to audit by State representatives specifically retained for that purpose in accordance with current legislation;

        b) to open for an audit by duly authorised representatives of the State, all accounts or entries located abroad and related to its operations in
        Niger.

33.2    The Operating Company shall at its own expense, have its financial statements audited annually by a recognised accounting firm authorised to practise in Niger. It shall submit a copy of the auditors' report to the Minister, who reserves the right at any time to have the Operating
        Company audited either by the Chambre des Comptes (Public Accounts
        Committee) and the Chambre Administrative (Administrative Chamber), or
        by an inspector of finances, or by a private firm.

33.3    The Company or the Operating Company shall at its own expense, submit to the Minister the reports prescribed by the Mining law. The Minister reserves the right to demand any modification deemed necessary to the presentation of any report. Such modifications shall in no case be required for reports already submitted.

33.4    Only duly empowered representatives of the State shall have the authority at any time to inspect, without hindering the operations of the Company or of the Operating Company , the facilities, equipment, material, records and documents relating to the Mining Operations.

33.5    The State reserves the right to obtain assistance at its own cost and at any time from an internationally recognised inspection firm in order to verify, without

        impeding the operations of the Operating Company, the data submitted by the Operating Company or its sub-contractors under this Agreement.

33.6    A control log of metal grade values shall be maintained by the Operating
        Company for each shipment out of the country, and the Minister is entitled to have each entry in this log verified and checked by his duly authorised representatives.

33.7    All information brought to the knowledge of the State by the Company or the Operating Company in the performance of the Agreement shall be treated in accordance with the Mining law.

ARTICLE 34 - SANCTIONS AND PENALTIES

        In the event of failure to meet obligations resulting from the laws and regulations in force on the date of execution of this Agreement, to the extent that the laws and regulations are applicable to the Company or to the Operating Company, the sanction and penalties provided for by these legislative or regulatory texts shall be applicable, including fines, penalties, late-payment interest and all other measures and constraints provided for in these texts.

ARTICLE 35 - NOTIFICATIONS

        All communications or notices provided for in this Agreement shall be made by registered mail with acknowledgement of receipt or by telex and facsimile confirmed by registered mail with acknowledgement of receipt.

        a) All notifications to the State may legitimately be sent to the following address:

        MINISTERE CHARGE DES MINES
        BOITE POSTALE 11700
        NIAMEY, NIGER
        FAX: (227) 73.39.69 TEL: (227) 73 27 59

        b) All notices to the Company shall be sent to the following address.

        NORTHWESTERN MINERAL VENTURES INC.
        1000-36 TORONTO STREET
        TORONTO, ONTARIO, M5C 2C5, CANADA
        TEL: (416) 365-6580, FAX: (416) 360-3510

        Any change of address shall be communicated in writing by one Party to the other as expeditiously as possible.

ARTICLE 36 - LANGUAGE OF THE CONTRACT AND SYSTEM OF MEASUREMENT

36.1    The Agreement is drawn in the French language. All reports or other documents written or to be submitted under this Agreement are to be in the French language.

36.2    If the translation into a language other than that of the Agreement is to be made, it shall be done exclusively to facilitate the performance of the Agreement. In the event of a discrepancy between the French text and the translated text, the French text shall prevail.

36.3    The system of measurement applicable is the metric system.

        Done at Niamey, the........             In Five (5) original copies

FOR THE STATE                                           FOR THE COMPANY

MINISTER RESPONSIBLE FOR MINES                          PRESIDENT

MOHAMED ABDOULAHI                                       KABIR AHMED

                                   APPENDIX 1

                                   RESOLUTION

                             ADMINISTRATION COUNCIL

                          NORTHWESTERN MINERAL VENTURES

                                   APPENDIX II

                           ANNUAL RATE OF AMORTIZATION

NATURE OF GOODS TO AMORTIZE                                          ANNUAL RATE OF AMORTIZATION

Exploration expenses, costs of studies and tests                                                20%

Complementary exploration expenses or water supply (prospecting, drilling, pumping tests, prospecting by underground work through  principal and secondary galleries, percussion drilling, tunnel shafts, assemblies including
canalizations for water, ventilation and refrigeration)                                         20%

Preliminary mining work expenses (initial discovery, open pit mining set-up, vertical shafts, tunnel shafts, crosscuts, assemblies, canalizations, ventilation set-up, landing and storage shafts, including the materials and
equipment of loading ramps, storage and tunnel shafts.                                          20%

Operating costs of the Mining Company including professional training
expenses during the installation and preparation period                                         20%

Financial costs during the installation and preparation period                                  20%

Light constructions from the mining site including shelters, all dismountable
and transportable buildings                                                                     20%

Light buildings with concrete basement                                                          5%

Buildings and permanent structures
       - of industrial use                                                                      5%
       - dwelling, offices                                                                      2%

Roads and water abduction                                                                       5%

Civil engineering (earthwork, foundations, etc)
       - of industrial use                                                                      5%
       - dwelling, offices                                                                      2%

Interior set-up of the workshops                                                                10%

Dwelling and office furniture                                                                   10%

Telephone                                                                                       10%

Fixed compressors                                                                               10%

Machine tools                                                                                   10%

Engines, pumps of less than 5 CV                                                                20%

Engines, pumps of more than 5 CV                                                                15%

Roller conveyors, crane gantries, cranes                                                        10%

Hoists and winches power up to 2 T                                                              10%

Manual hoists and winches                                                                       20%

Small tools                                                                                     20%

Controlling and measuring apparatus                                                             20%

Fixed laboratory equipment                                                                      10%

Mobile laboratory equipment                                                                     20%

Fixed power generators                                                                          10%

Mobile power generators                                                                         10%

Material of distribution H.T.
       - transformers                                                                           5%
       - power shutoff and protection equipment                                                 5%
       - power lines                                                                            5%

Sites of transformation or cellular type switchboard distribution
       - interior type                                                                          5%
       - external type                                                                          5%
       - surface mobile type                                                                    20%
       - underground mobile type                                                                20%

Material of distribution H.T.
       - above ground fixed equipment                                                           10%
       - underground fixed equipment                                                            10%

       - surface mobile equipment                                                               20%
       - underground mobile equipment                                                           20%

Rigid electric cables
       - Surface fixed cables                                                                   10%
       - Underground fixed cables a                                                             10%

Helmet and portable lamps                                                                       20%

Loading benches                                                                                 10%

Surface and underground lighting equipments                                                     20%

Mobile or semi mobile installations for ore preparation and
handling                                                                                        20%

Materials and equipments for the ore treatment plant                                            10%

Underground mobile refrigerators                                                                20%

Underground movable feeder                                                                      20%

Fixed cold chambers                                                                             10%

Materials and equipment of civil engineering, loading, transport,
and handling                                                                                    33.33%

In the event that the life expectancy of the Mines would be shorter than the amortization period foreseen above, these rates of amortization will be adjusted to the lifespan of the Mine as determined by the Feasibility study.

                                  APPENDIX III

LIST MATERIALS, MACHINERIES AND EQUIPMENT FOR THE MINING OPERATIONS, WHICH ARE
EXEMPTED OF ALL DUES, ROYALTIES AND TAXES AT THE EXCEPTION OF THE STATISTICAL
TAX

      - CHAP 2: salt; sulphur; earth and stones; plaster; lime and cement.
                    - 25-01, 25-03 to 25-08, 25-10 to 25-13, 25-16, 25-17,
                    25-20, 25-21 to 25-30

      - CHAP 27: mineral fuel, mineral oil and products from their distillation, bituminous substances, mineral waxes.
                     Whole chapter except:
                      - 27-10-00-32 and 33           = Gasoline
                      - 27-10-00-42                  = Kerosene
                      - 27-10-00-51                  = Diesel fuel
                      - 27-10-00-61                  = lubricating oils
                      - 27-10-00-62                  = for hydraulic brakes
                      - 27-10-00-63                  = Greases
                      - 27-10-00-69                  = others oils
                      - 27-11-13-00                  = Butane gas
                      - 27-16-00-00                  = Electric power

      NB: Will be eligible to an exemption the following products under following conditions:

                      - 27-10-00-42                  Kerosene used for chemical
                                                     treatments
                      - 27-10-00-51                  Diesel fuel

      Industrial diesel used in the fixed installations or for the vehicles and machines dedicated for mining operations will be coloured to distinguish it from diesel used for travelling.

                      - 27-10-00-61                  = lubricating oils
                      - 27-10-00-62                  = for hydraulic brakes
                      - 27-10-00-63                  = Greases
                      - 27-10-00-69                  = other oils

      For the four (4) positions above, the exemption will be applicable if the lubricating oils, lubricants and other oils are used for fixed installations and machines that are not affected for public transport.

      - CHAP 28: Inorganic chemicals; inorganic or organic compounds of precious metals, radioactive elements, rare earth metals and isotopes. Whole chapter

      - CHAP 29: Organic chemicals
             Whole chapter

      - CHAP 31: Fertilizer
                      - 31-02-21-00                  = Ammonia sulphate
                      - 31-02-30-00                  = Ammonium nitrate, even
                                                       aqueous solution

      - CHAP 32: Tanning extracts; tannins and their derivatives; pigments and other colouring substances; paints and varnishes; mastics; inks.
             Whole chapter if industrial use

      - CHAP 34: Soaps, detergents, preparations for lubricants, artificial waxes, maintenance products, candles and similar articles, modelling paste, dental waxes and plaster substances.
                      -34-02, 34-03

      - CHAP 35: Albuminoidal substances, products with starches, clues, enzymes.
                      -35-05, 35-06

      - CHAP 36: Explosives, pyrotechnic articles, matches, inflammable alloys.
                      -36-02, 36-03

      - CHAP 37: Photographic or cinematographic products
                      -37-01 to 37-05, 37-07 exonerated if (*)

      - CHAP 38: Various products of chemical industries.
             Whole chapter except
                      -38-11

      - CHAP 39: Plastics and plastic works.
             Whole chapter, except articles for domestic uses

      - CHAP 40: Rubber and rubber works.
             Whole chapter except:
                      -40-11 and 40-13 but exonerated for vehicles eligible to
                      the exemption
                      -40-14

      - CHAP 42: Leather and leather works, saddles, travel articles, handbags and similar bags, works in bowels.
                      -42-03, 42-04

      - CHAP 44: Wood and wood works, charcoal.
             Whole chapter except:
                      -44-01, 44-20
                      -44-21 for this position, articles for technical use will
                      be exempt.

      - CHAP 45: Cork and cork works
             Whole chapter

      - CHAP 48: Papers, paperboards and works made from these substances.
             Whole chapter if for technical use

      - CHAP 49: Publishing and press products or from other graphic industries, handwritten or typed texts and plans.
                      -49-05

      - CHAP 59: Impregnated fabrics, covered or stratified coatings;
             technical articles in textile.
                      -59-01 to 59-03 exonerated if for technical use
                      -59-09
                      -59-10 exonerated if for industrial use
                      -59-11

      - CHAP 62: Clothing and clothing accessories, others that in button factory.
                      -62-03 working uniform for industrial use

      - CHAP 64: Shoes, legging and other similar articles.
                      -64-01 rubber boots for industrial use
                      -64-02 safety shoes for industrial use
                      -64-03 safety shoes for industrial use
                      -64-06 greaves, leggings for industrial use

      - CHAP 65: Hats and hat parts
                      -65-06-10-00 safety helmets

      - CHAP 68: Stone works, plaster, cement, asbestos, mica or similar substances.
             Whole chapter except:
                      -68-01 to 68-03, 68-09, 68-15

      - CHAP 69: Ceramic products
             Whole chapter except:
                      -69-08, 69-10 to 69-14

      - CHAP 70: Glasses and glass works
             Whole chapter
                      -70-01, 70-02, 70-09, 70-11 to 70-13, 70-15, 70-18
                      and 70-20

      - CHAP 72: Iron, cast iron, steel
             Whole chapter, if for an industrial use

      - CHAP 73: Cast iron, iron or steel works
             Whole chapter except:
                      -73-16, 73-19, 73-21, 73-23
                      -73-40 exonerated if for technical use

      - CHAP 74: Copper and copper works
             Whole chapter except:
                      -74-13, 74-17, 74-18
                      -74-19 exonerated if for technical use

      - CHAP 76: Aluminium and aluminium works
             Whole chapter except:
                      -76-15
                      -76-16 exonerated if for technical use

      - CHAP 78: Lead and lead works
             Whole chapter except:
                      -78-01
                      -78-06 exonerated if for technical use

      - CHAP 79: Zinc and zinc works
             Whole chapter except:
                      -79-06 exonerated if for technical use

      - CHAP 81: Other common metals and works made from these substances
             Whole chapter if for technical use

      - CHAP 82: Tools and set of tools, cutlery, plates, dishes and parts of these articles in base metals.
             Whole chapter except:
                      -82-10, 82-12 to 82-15

      - CHAP 83: Various base metal works
             Whole chapter except:
                      -83-01, 83-02             exonerated if for industrial use
                      -83-04, 83-04             office supplies exonerated if
                                                article is for technical use
                      -83-06, 83-08             exonerated if for industrial use
                      -83-10, 83-11             exonerated if for industrial use

      - CHAP 84: Nuclear reactors, boiler, machinery, mechanical engines and apparatuses; parts of these engines or apparatuses.

             Whole chapter except:
                      -84-14-51, 84-15, 84-18   exonerated if for industrial use
                      -84-20
                      -84-21-12, 84-21-22, 84-21-91, 84-22-40, 84-23
                                                exonerated if for industrial use
                      -84-21-81-10
                      -84-24-81-20              exonerated if for industrial use
                      -84-32 to 84-42
                      -84-43                    exonerated if for industrial use
                      -84-44 to 84-55
                      -84-69 to 84-71           exonerated if for industrial use
                      -84-74 to 84-75

      NB:

      1(degree))  For position 84-09, the parts and the spare parts of the machinery and vehicles included under chapter 87, will be
                  exonerated.

      2(degree))  Spare parts of motors and machinery indicated at 84-284-29 and
                  84-30 8, as well the parts and spare parts of engine motors and vehicles included under chapter 87, will be exonerated
                  (vehicles for special use, compressors, cranes,
                  concrete-mixers, power generators, etc.)

      - CHAP 85: Machinery, electric apparatuses and equipment and their parts; sound recording, sound reproduction, image recording and image reproduction equipment, television, and their parts and accessories.
             Whole chapter except:
                      -85-06
                      -85-09                    exonerated if for industrial use
                      -85-10
                      -85-16 water-heater       exonerated if for industrial use
                      -85-17                    exonerated if for industrial use
                      -85-18                    exonerated if industrial use
                      -85-19 radios, combined radio sets and their spare parts
                      -85-20
                      -85-21                    exonerated if for industrial use
                      -85-23
                      -85-24                    exonerated if for industrial use
                      -85-25                    exonerated if for industrial use

        NB: Articles indicated at 85-19, transmitters, receivers, antennas and their parts under 85-27, 85-28, and 85-29 will be exonerated if for industrial use.

      - CHAP 86: Railway vehicles and equipment and their spare parts;
             mechanical and electro mechanical apparatuses for railroad signalisation.
             Whole chapter except:

                      -86-01                    exonerated if for industrial use
                      -86-03                    exonerated if for industrial use
                      -86-05

      - CHAP 87: Motor vehicles, tractors and other vehicles, their parts and accessories.
             Whole chapter except :
                      -87-02     motor vehicles for public transport
                      -87-03     private cars and other motor vehicles
                                                exonerated if for technical use
                      -87-04     motor vehicles for goods transportation
                                                exonerated if for technical use
                      -87-08     parts and accessories of the motor vehicles
                                 under 87-01 to 87-05
                      -87-10
                      -87-11     exonerated for mining exploration

                      -87-12, 87-13
                      -87-14     exonerated for vehicles dedicated for technical
                                                use
                      -87-15 -87-16-20-00       exonerated if for technical use
                      -87-16-39-10, 87-16-80-10

      - CHAP 90: Optical instrumentation and apparatuses for photography, cinematography, control and precision measurements; medico-surgical instrumentation and apparatuses; their parts and accessories.
                      -90-04 except 90.04.90.10 (corrective glasses)
                      -90-06                    exonerated if for technical use
                      -90-11, 90-12, 90-14 to 90-17
                      -90-20                    exonerated if for technical use
                      -90-22, 90-24 to 90-33

      - CHAP 91: Clock-making
                      -91-06, 91-07, 91-14-90-00 exonerated if for technical use

      - CHAP 94: Medico-surgical furniture and furnishings, bed linen articles and similar items; lighting equipments not mentioned nor included elsewhere; lamps and neon-tube for advertisement and similar items.
                      -94-03, 94-05, 94-06      exonerated if for technical use

      - CHAP 96: Various works
                      -96-04        sieve and hand screeners
                      -96-08        markers
                      -96-11        if for technical use (labelling apparatuses)
                      -96-12        if for technical use (for apparatuses)

                  The above list is enumerative and consequently can be modified according to the needs by a written request to the Director of the Mines for an approval.

                                   APPENDIX IV

           DELIMITATION OF THE PROSPECTING PERMIT PERIMETER OF IN GALL

The perimeter of "In Gall" is located in the Agades area, department of
Tchirozrine. The coordinates of the perimeter as represented at appendix V on the 1/200 000 scale topographic map are:

Corners            Longitude                           Latitude

A.                 06(degree) 49'44"                   17(degree) 08'15"

B.                 07(degree) 16'00"                   17(degree) 08'15"

C.                 07(degree) 16'00"                   16(degree) 45'00"

D.                 06(degree) 49'44"                   16(degree) 45'00"

The licence thus defined covers a surface of approximately 2000 km(2).

                                   APPENDIX V

                                 TOPOGRAPHIC MAP

                                   APPENDIX VI

                                  WORK PROGRAM

INTRODUCTION

1- MINING POTENTIAL EVALUATION OF THE IN GALL PERMIT

The history of the uranium deposits and showings discoveries in the Tim Mersoi
Basin reveals the following observations:

      a)    The economic uranium mineralization is essentially associated to sandstones and conglomerates units, inter bedded in silteous clay with a high content of organic vegetation substances or laying on a major erosion discontinuity.

      b)    A tectonic structural control of the uranium mineralization, particularly by the Arlit flexure-fault and its satellite fault zones.

      c)    The presence of the mineralization in the neighbourhood of the Air crystalline basement, particularly in the areas of acid volcanic activity and plutonic granite.

      d)    Uranium mineralized host formations are more recent toward the South and the West of the Mersoi Basin. Consequently, the uranium showings located above 19(degree) N are in Devonian-Carboniferous formations while the Arlit and Akouta deposits further south are in the
            Permian-Carboniferous.

            The Imouraren deposit at 18(degree) N is within the Tchirezrine sandstones from Jurassic (Agades Group) while the Abokorum-Azelik deposits further south are associated to lenses of sandstones at the base of the In Gall that are from Lower Cretaceous.

The In Gall prospecting permit is located about 80 km to the West of the Air crystalline basement in the Agades area of Niger. The desert area has a monotonous relief and covered by sand, the topography varies from 395m to 455m above sea level; few mounds reach 578m to the SO of In Gall village.

The perimeter is almost entirely covered by the Irhazer formation; units from the Tegama Group are present in the SO area of the permit.

In regard to the tectonic features, the permit is located to the West of the
Arlit flexure-fault. A zone of secondary faults and the Teguida N'Adrar fault respectively runs across the southern and northern parts of the permit.

The stratigraphic exploration targets are sandstones and conglomerates lenses within the Irhazer, their high permeability being favourable to the migration of uranium bearing solutions.

An airborne magnetic/radiometric survey funded by IRSA was carried out in
1974-75 by Northway Survey Corporation over the Irhazer permit.

2- OBJECTIVES

Northwestern Mineral Ventures Inc. does not have specific criteria concerning the grade and tonnage of uranium mineralization for the start up of a mining operation; the decision will rest on the profitability of the project.

In regard to the evolution of the mining methods, the company plans to look for low grade deep-seated deposits.

WORK PROGRAM FOR THE FIRST YEAR

      o   Marking of the perimeter boundary

      o   Airborne magnetic/radiometric survey

      o   Geological mapping

      o   Ground follow up

Execution of a high sensitivity airborne survey magnetic/radiometric; 5000 line kilometres will be flown at a line spacing of 400m. The ground interval of the measurements will be about 25m at a reading sequence of 0,5 second.

Ground follow up of the anomalies detected by the airborne survey and geological mapping at 1: 20 000 and 1: 50 000 scales.

WORK PROGRAM FOR THE SECOND YEAR

      o   Ground follow up

      o   Geological mapping

      o   Drilling

Another local geologist and a technician will be hired during the second year.
Geological mapping at 1: 10 000 will be carried out over the sites of interest if the density of the outcrops is sufficient.

The reverse circulation drilling will be carried out at an average depth of 400 meters, the drilling grid interval will be determined from the number and size of the radiometric anomalies. The down hole measurement interval of the radiometry will be one meter.

The drilling samples will be assayed for uranium and multi elements using the
ICP method.

WORK PROGRAM FOR THE THIRD YEAR

      o   Geological mapping

      o   Drilling

Drilling will be also the main activity during the third year in order to achieve a pre feasibility study the following year. The drilling grid interval will be 100m for the evaluation of the uranium resource.

BUDGET

FIRST YEAR                                                               $ US

        - Contribution to the technical training                       20 000
        - Wages of the expatriate personnel                            15 000
        - Wages of the local personnel                                 30 000
        - Airborne Survey                         5000 km X $14        70 000
        - Vehicle purchase                                             15 000
        - Equipment purchase and lease                                 10 000
        - Office, field camp                                           10 000
        - Travel, communications                                       10 000
        - Consumables, fuel                                            10 000
        - Miscellaneous                                                10 000

                                                                   TOTAL 200 000

SECOND YEAR

         - Contribution to the technical training                      20 000
         - Wages of the expatriate personnel                           40 000
         - Wages of the local personnel                                30 000
         - Reverse circulation drilling           6000 m X $50         300 000
         - Down hole geophysics                   6000 m X $10         60 000
         - Chemical assays                        6500 X $8            52 000
         - Vehicle purchase                                            15 000
         - Equipment purchase and lease                                15 000
         - Office, field camp                                          15 000
         - Travel, communications                                      15 000
         - Consumables, fuel                                           15 000
         - Miscellaneous                                               23 000

                                                                 TOTAL   600 000

THIRD YEAR                                                              $ US

        - Contribution to the technical training                      20 000
        - Wages of the expatriate personnel                           70 000
        - Wages of the local personnel                                75 000
        - Reverse circulation drilling            15500 m X $50       775 000
        - Down hole geophysics                    15500 m x $10       155 000
        - Chemical assays                         16500 X $8          132 000
        - Equipment purchase and lease                                25 000
        - Office, field camp                                          40 000
        - Travel and communications                                   30 000
        - Consumables, fuel                                           25000
        - Miscellaneous                                               53 000

                                                             TOTAL    1 400 000

THREE YEARS BUDGET                                            2 200 000 $ US

NB. The marking of the boundary, the geological mapping and the ground follow up of the radiometric anomalies are included in the wages. Control assays will be carried out on 5% of the samples.

Local permanent personnel will include a senior geologist who will be assigned project director, a secretary, a driver and two watchmen, a consultant will be hired for specific tasks.

Additional personnel will be recruited on a temporary basis during the field season.